EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-132259 on Form S-3 and Registration Statements No. 033-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-129011 and 333-145459 on Form S-8 of our reports dated February 28, 2008 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of new accounting standards) and financial statement schedule of International Paper Company, and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2007.

Memphis, Tennessee

February 28, 2008